Results of June 3, 1999 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               June 3, 1999. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter    11,696,308
135,375
               Hans H. Estin  11,684,176          147,507
               John A. Hill   11,705,600          126,083
               Ronald J. Jackson      11,704,433
127,250
               Paul L. Joskow 11,690,212          141,471
               Elizabeth T. Kennan    11,684,587
147,096
               Lawrence J. Lasser     11,702,931
128,752
               John H. Mullin III     11,699,409
132,274
               Robert E. Patterson    11,703,298
128,385
               William F. Pounds      11,681,176
150,507
               George Putnam  11,685,309          146,374
               George Putnam, III     11,687,626
144,057
               A.J.C. Smith   11,703,946           127,737
               W. Thomas Stephens     11,691,560
140,123
               W. Nicholas Thorndike  11,689,227
142,456


               A proposal to ratify the selection of
               PricewaterhouseCoopers LLP as the independent auditors of your fund was approved as follows:
               11,679,342 votes for, and 50,733 votes
against, with 101,608
               abstentions and broker non-votes.


               All tabulations are rounded to nearest whole number.